EX - 99.(h)(1)

                            TRANSFER AGENCY AGREEMENT

        AGREEMENT made this 25th day of October, 2002, between Mercantile Funds, Inc. (the "Company"), a Maryland corporation having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

        WHEREAS, the Company and BISYS (f/k/a The Winsbury Service Corporation) entered into a Transfer Agency Agreement dated August 23, 1999 as subsequently amended (the "1999 Agreement"), whereby BISYS agreed to perform transfer agent services for the Company, which has continued in effect;

        WHEREAS, the Company desires that BISYS continue to perform transfer agent services for the Company and each investment portfolio of the Company, as now in existence and listed on Schedule A, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

        WHEREAS, BISYS is willing to continue to perform such services on the terms and conditions set forth in this Agreement; and

        WHEREAS, BISYS and the Company wish to enter into a new Agreement in order to set forth the terms and conditions under which BISYS will perform the services set forth herein for the Company.

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Company and BISYS hereby agree as follows:

        1. Services.

        BISYS shall perform for the Company the transfer agent services set forth in Schedule B hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

        BISYS may, in its discretion, utilize agents in its performance of the services hereunder. In addition, BISYS may, with not less than 30 days' advance written notice to the Company, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-Transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-Transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Transfer Agent. BISYS shall be responsible, to the extent provided in Section 5 hereof, for all acts of any agent or Sub-Transfer Agent as if such acts were its own. Unless the Company otherwise agrees, it shall not be responsible for any additional fees or charges as a result of BISYS's use of agents or appointment of a Sub-Transfer Agent beyond the

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compensation BISYS would be entitled to hereunder if BISYS performed such services itself.

        2. Fees.

        The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule C hereto shall be subject to mutual agreement at the time such amendment to Schedule C is proposed.

        3. Reimbursement of Expenses and Miscellaneous Service Fees.

        (a) In addition to paying BISYS the fees set forth in Schedule C, the Company agrees to reimburse BISYS for BISYS's reasonable out-of-pocket expenses (for which no mark-up for BISYS's overhead expenses shall be included) in providing services hereunder, including without limitation, the following:

                (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

                (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                (iii)   Sales taxes paid on behalf of the Company;

                (iv) The cost of microfilm or microfiche or other electronic retention of records or other materials;

                (v)     Courier (delivery expenses);

                (vi)    Check processing fees;

                (vii)   Records retention / storage fees;

                (viii)  Fulfillment;

                (ix)    IRA custody and other related fees;

                (x)     NSCC and related costs;

                (xi)    Sales taxes;

                (xii)   Costs of statements and confirmations;

                (xiii)  Costs of tax forms;

                (xiv)   Costs of all other shareholder correspondence;

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                (xv)    Post office boxes; and

                (xvi) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized.

                (b) In addition, BISYS shall be entitled to receive the following fees:

                (i) A fee for managing and overseeing the report, print and mail functions performed by BISYS's third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

                (ii) System development fees, billed at the rate of $150 per hour, as approved by the Company, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

                (iii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

                (iv) Ad hoc reporting fees, billed at a mutually agreed upon rate;

                (v) Interactive Voice Response System fees, charged according to BISYS's standard rate schedule, and applicable to the level of service selected (e.g., basic, transaction, premium);

                (vi) Expenses associated with the tracking of "as-of" trades, billed at the rate of $50 per hour, as approved by the Company; and

                (vii) Expenses associated with BISYS's performance of delegated services (specified in Item 6 of Schedule B) under the written anti-money laundering program ("AML Program") adopted by the Company as specified on Schedule B.

        4. Term.

        Notwithstanding the date on which this Agreement is executed, the Company and BISYS agree that this Agreement shall be effective as of October 1, 2002 (the "Effective Date") and shall continue in effect for two (2) years from such date, until September 30, 2004 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of non-renewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of non-renewal must

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        be provided at least ninety (90) days prior to the end of the Initial
        Term or any Rollover Period, as the case may be.

        For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) as relates to the obligations of BISYS, a "Service Standard Deficiency," as defined in Schedule E hereto; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary case, or failure to promptly contest an involuntary case, under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

        In the event of a Service Standard Deficiency, the Company must exercise its right to terminate within sixty (60) days of receiving a written notice or report concerning the Service Standard Deficiency. In the event that such right to terminate is not exercised within said sixty (60) day period, such right shall be deemed irrevocably waived in its entirety.

        Notwithstanding the foregoing provisions of this Section 4, following any termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS's reasonable cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.

        If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) termination of BISYS for "cause" hereunder, BISYS's services are terminated hereunder, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Transfer Agent or agent appointed or utilized as provided in Section 1 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during the remainder of the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based

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upon the average assets of the Funds and corresponding fees payable to BISYS monthly during the twelve (12) months prior to the date that BISYS's services are terminated, BISYS is replaced or a third party is added.

        In the event the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement, including the number of Funds subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS's services are terminated, BISYS is replaced or a third party is added.

        The parties further acknowledge and agree that, in the event BISYS's services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

        5. Standard of Care; Uncontrollable Events; Limitation of Liability.

        BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

        BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

        BISYS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

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        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT
SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        6. Legal Advice.

        BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS's willful misfeasance, bad faith, negligence or reckless disregard of BISYS's responsibilities and duties hereunder, and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

        7. Instructions / Certain Procedures, etc.

        BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail) reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or, whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, by the shareholder or shareholder's agent. BISYS shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors (hereafter referred to as the "Board of Directors") or, when applicable as described above, by the shareholder or shareholder's agent.

        As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

        The Company acknowledges receipt of a copy of BISYS's policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company upon request. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to BISYS by the Company.

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        The Company acknowledges and agrees that deviations from BISYS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the Company's AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's anti-money laundering compliance officer ("AML Compliance Officer"). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms
(or if no expiration date is stated, until BISYS receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

        The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Company's Articles of Incorporation, By-Laws or then-current Prospectuses, or any rule, regulation or requirement of any regulatory body.

        8. Indemnification.

        The Company agrees to indemnify and hold harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including amounts paid under any indemnification obligations it has to others) (collectively, "Losses") arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company or the Company's investment adviser, transfer agent, administrator or custodian; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties to the Company.

        BISYS shall indemnify, defend, and hold harmless the Company from and against any and all Losses resulting directly and proximately from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the

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indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. Prior to confessing or settling any claim against it which may be the subject of this indemnification, an indemnified party hereunder shall give the indemnifying party written notice of and reasonable opportunity to defend against said claim in its own name or names, or in the name of the indemnified party.

        The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

        9. Record Retention and Confidentiality.

        BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure,
(iii) BISYS is requested to divulge such information by duly-constituted authorities or legal process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i), (ii) and (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 9 are subject to the provisions of Section 21.

        10. Reports.

        BISYS shall furnish to the Company and to its properly-authorized auditors, investment advisers, administrators, examiners, distributors, dealers, underwriters,

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salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
D. The Company agrees to examine each such report within twenty (20) days of receipt thereof and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within twenty (20) days of receipt, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

        11. Rights of Ownership.

        All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

        12. Return of Records.

        BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain the files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

        13. Bank Accounts.

        BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

        14. Representations of the Company.

        The Company certifies to BISYS that as of the opening of business on the Effective Date of this Agreement, the Company is authorized to issue 20,000,000,000 shares of common stock par value of one mill ($.001) per share, classified as follows:

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
        CLASS/SERIES             AUTHORIZED SHARES                FUND NAME
        ------------             -----------------                ---------
Class A Common Stock                 1,200,000,000           Prime Money Market Fund

   Special Series 1                    500,000,000

   Special Series 2                    500,000,000

   Special Series 3                    500,000,000

Class B Common Stock                   700,000,000        Government Money Market Fund

   Special Series 1                    500,000,000

   Special Series 2                    500,000,000

   Special Series 3                    500,000,000

Class C Common Stock                   600,000,000            Tax-Exempt Money Fund

   Special Series 1                    500,000,000

   Special Series 2                    500,000,000

   Special Series 3                    500,000,000

Class E Common Stock                   500,000,000             Growth & Income Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Class F Common Stock                   500,000,000          Limited Maturity Bond Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Class G Common Stock                   400,000,000        Maryland Tax-Exempt Bond Fund

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
   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Class H Common Stock                   400,000,000          International Equity Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Class J Common Stock                   400,000,000        Diversified Real Estate Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Class K Common Stock                   400,000,000        National Tax-Exempt Bond Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

 Class L Common Stock                  400,000,000            Total Return Bond Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

 Class M Common Stock                  400,000,000              Equity Growth Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

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
   Special Series 3                    100,000,000

Class N Common Stock                   400,000,000           Equity Income Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Class O Common Stock                   400,000,000      Intermediate Tax-Exempt Bond
                                                                    Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

 Class P Common Stock                  400,000,000       Capital Opportunities Fund

   Special Series 1                    100,000,000

   Special Series 2                    100,000,000

   Special Series 3                    100,000,000

Unclassified                         5,100,000,000

        The Company further certifies to BISYS that (a) there have been no changes in the authorized shares as described above since the Effective Date,
(b) the Company has received full and lawful consideration for all shares outstanding; and (c) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury.

        The Company represents and warrants that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. The Company also represents and warrants that (a) the Company has adopted the written AML Program that has been submitted to BISYS pursuant to Section 17 hereof, and has appointed an officer of the Company as the

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Company's AML Compliance Officer, (b) the AML Program and the designation of the
AML Compliance Officer have been approved by the Board, (c) the delegation of certain services thereunder to BISYS, as provided in Section 21 hereof, has been approved by the Board, and (d) the Company will submit any material amendments to the AML Program to BISYS for BISYS's review in accordance with Section 19 hereof. The Company's AML Compliance Officer need not to be an officer of the Company if not required by applicable laws and regulations.

        15. Representations and Warranties of BISYS.

        BISYS represents and warrants that: (a) BISYS has been, and shall continue to be, in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

        BISYS represents and warrants to the Company that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and that its policies and procedures are reasonably adequate for it to provide the AML Services (as defined in Section
21) and comply with its obligations under this Agreement.

        EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

        16. Insurance.

        BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Company of any material claims against it with respect to services performed under this

Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

        17. Information Furnished by the Company.

        The Company has furnished to BISYS the following, as amended and current as of the Effective Date of this Agreement:

                (a) A copy of the Articles of Incorporation of the Company and of any amendments thereto, certified by the Maryland State Department of Assessments and Taxation.

                (b)     The Company's By-Laws and any amendments thereto;

                (c) Certified copies of resolutions of the Board covering the following matters:

                (i)        Approval of this Agreement and authorization of a
                        specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

                (ii)       Authorization of BISYS to act as transfer agent for
                        the Company.

                (d) A list of the officers of the Company, with the Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment advisor or administrator), together with specimen signatures of those officers and other persons, who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

                (e) Two copies of the following (if such documents are employed by the Company):

                (i)        Prospectuses and Statements of Additional
                        Information;

                (ii)       Distribution Agreement; and

                (iii)      All other forms commonly used by the Company or its
                        Distributor with regard to their relationships and transactions with shareholders of the Funds.

                (f) A copy of the Company's written AML Program, including related Policies and Procedures.

        18. Information Furnished by BISYS.

        BISYS has furnished to the Company evidence of the following:

                (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                (b) Authorization of BISYS to act as transfer agent for the Company.

                (c)     The currently effective BISYS "As-of" Trading Policy.

                (d) The written program concerning AML Services rendered by BISYS to its various clients.

        19. Amendments to Documents.

        The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 17 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes, which approval shall not be withheld unreasonably.

        20. Reliance on Amendments.

        BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 17 and 19 of this Agreement and, subject to the provisions of Section 5 hereof, the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 17 and 19 hereof, in the event the same relate to or affect services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains BISYS's written consent to and approval of such amendments or changes.

        21. Compliance with Laws.

        Except for the obligations of BISYS set forth in Section 9 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

        The Company acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to

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

Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

        The Company hereby delegates to BISYS the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below; and omnibus accounts, to the extent provided below) (the "AML Services"). BISYS agrees to the foregoing delegation and agrees to perform the AML Services in accordance with the Company's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company's AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS's obligations under this delegation shall be subject to Sections 17 and 19, which require that the AML Program and any material amendments thereto be submitted to BISYS.

        The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

        In connection with the foregoing delegation, the Company also acknowledges that the performance of the AML Services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with the Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs BISYS that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

        As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as contemplated under the interim final rule of the Department of Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule") and the performance by the Company of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.

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

        BISYS shall grant reasonable access to each of the Company, the AML Compliance Officer, and regulators having jurisdiction over the Company, to the books and records maintained by BISYS as the same relates to the services performed hereunder on behalf of the Company. Records may be edited or redacted to maintain confidentiality of materials related to other clients of BISYS. BISYS shall make its relevant personnel available to meet with the Board of Directors concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate. At least quarterly, BISYS shall provide a report to the Company containing the information listed on Schedule D hereto pertaining to the AML Services.

        22. Notices.

        Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail or nationally-recognized overnight delivery service to the party required to be served with such notice at the following address: if to the Company, to John J. Pileggi, President, c/o Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland 21201; with a copy to W. Bruce McConnel, Esq., Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

        23. Assignment.

        This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 23 shall not limit or in any way affect BISYS's right to appoint a Sub-Transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        24. Governing Law.

        This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable federal laws. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable federal laws, the latter shall control.

        25. Activities of BISYS.

        The services of BISYS rendered to the Company hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that the directors, officers, employees and shareholders of the Company are or may be or become interested in BISYS as shareholders or otherwise, and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a shareholder or otherwise.

        26. Privacy.

         Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or

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

retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS, except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

        27. Miscellaneous.

                (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

                (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1999 Agreement.

                (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                *   *   *   *   *

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

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                         MERCANTILE FUNDS, INC.


                                         By: /s/ John J. Pileggi
                                            -----------------------------
                                         Name: John J. Pileggi
                                         Title: President

                                         BISYS FUND SERVICES OHIO, INC.


                                         By: /s/ William J. Tomko
                                            -----------------------------
                                         Name: William J. Tomko
                                         Title: President

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

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

                                      FUNDS

                  PRIME MONEY MARKET FUND

Government Money Market Fund
Tax-Exempt Money Market Fund
Growth & Income Fund
Limited Maturity Bond Fund
Maryland Tax-Exempt Bond Fund
International Equity Fund
National Tax-Exempt Bond Fund
Diversified Real Estate Fund
Total Return Bond Fund
Equity Growth Fund
Equity Income Fund Intermediate Tax-Exempt Bond Fund
Capital Opportunities Fund

                                   SCHEDULE B

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

                            TRANSFER AGENCY SERVICES

1. Shareholder Transactions

(a)     Process shareholder purchase and redemption orders.

(b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d)     Issue periodic statements for shareholders.

(e)     Process transfers and exchanges.

(f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2. Shareholder Information Services

(a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b) Produce detailed history of transactions through duplicate or special order statements upon request.

(c) Provide mailing labels for distribution of financial reports, Prospectuses, proxy statements or marketing material to current shareholders.

3. Compliance Reporting

(d) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the states in which the Fund is registered.

(e) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(f)     Issue tax withholding reports to the Internal Revenue Service.

(g) If the Sub-Administration Agreement between BISYS and the Company's administrator, effective as of September 3, 2002, has been terminated, complete monthly testing on the number of shares authorized (as set forth in the Company's Articles of Incorporation as the same may be amended from time to time) against the number of shares outstanding in each class of each fund.

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

4. Dealer/Load Processing (if applicable)

(h) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(i) Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(j) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(k) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5. Shareholder Account Maintenance

(l)     Maintain all shareholder records for each account in the Company.

(m) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(n)     Record shareholder account information changes.

(o)     Maintain account documentation files for each shareholder.

6. Anti-Money Laundering Services

(p)     Verify shareholder identity upon opening new accounts.

(q) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Company's AML Program.

(r) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company's AML Program.

(s) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(t) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's AML Program, and make the same available for inspection by (i) the Company's AML Compliance Officer,
        (ii) any auditor of the Company's AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company's AML Compliance Officer.

(u) Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by BISYS concerning the BISYS operations related to the AML Services.

(v)     Perform such other related services as are required by the AML Program.

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

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

                               TRANSFER AGENT FEES

FEES

Annual base fee of $15,000 per Fund
The following annual per account fees shall be applicable to each additional account on BISYS's transfer agency system once all accounts of all Funds, in any particular year, total 2,700 open accounts:

                            $18.00 per direct account

                            $16.00 per NSCC account

                            $5.00 per closed account

AML CHARGES

In addition, BISYS shall be entitled to receive the following amounts in connection with the AML Services:
  Annual program servicing                                      $ 7,000.00

  Systems costs:
  Early Warning annual fee                                      $   575.00
  Early Warning per record cost for new account*                $     0.17
  registration review (does not apply to Network
  Level III accounts)
  Equifax - per request cost                                    $     5.00
* Changes to account registration information or other account-related information may result in characterizing the account as a "new account" for these purposes.
OUT-OF-POCKET EXPENSES

In addition, BISYS shall be entitled to reimbursement for certain out of pocket expenses and other charges, as set forth in Section 3 of the Agreement.
CLASS FEES

There will be no multi-class fees assessed.
PAYMENT

Fees will be invoiced monthly in arrears. Payment is due within 30 days of the invoice date.

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

                                   SCHEDULE D

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

                                     REPORTS

        Daily Shareholder Activity Journal

        Daily Fund Activity Summary Report

        (a)     Beginning Balance
        (b)     Dealer Transactions
        (c)     Shareholder Transactions
        (d)     Reinvested Dividends
        (e)     Exchanges
        (f)     Adjustments
        (g)     Ending Balance
        Daily Wire and Check Registers

        Monthly Dealer Processing Reports

        Monthly Dividend Reports

        Sales Data Reports for Blue Sky Registration

        A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

        Such special reports and additional information that the parties may agree upon, from time to time.

AML REPORTS

Following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:
..       performed good order review for all new and reregistered accounts;
..       performed acceptance review for all monetary instruments received;
..       administered signature guarantee policy in accordance with prospectus requirements;
..       administered escrow hold policy in accordance with prospectus requirements;
..       verified customer address changes;
..       verified customer identification for all new accounts and all name changes on existing accounts;
..       monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of [X] Form 8300 reports during the period. The Fund does not accept cash or currency;
..       monitored all accounts for suspicious activity resulting in the filing of [X] Form SAR reports during the period;

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

..       reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [X] accounts during the period;
..       created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;
..       maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services;

The following items will be provided if the Company falls under the related USA PATRIOT Act provisions:
..       performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and
..       performed required due diligence on any new correspondent accounts opened during the period.

                                   SCHEDULE E

                        TO THE TRANSFER AGENCY AGREEMENT
                         BETWEEN MERCANTILE FUNDS, INC.
                       AND BISYS FUND SERVICES OHIO, INC.

                            Effective October 1, 2002

                                SERVICE STANDARDS

                                      GENERAL

                 Item                                Quality Standard
                 ----                                ----------------

                                              (BISYS for all its clients)

Financial Transactions Processed                     98% accurate

Maintenance Items                                    98% accurate

New Account Transactions Processed*                  95% accurate

* A New Account is considered incorrect if any of 30 attributes reviewed in establishing a New Account is incorrect.

                               TELEPHONE SERVICES

                 Item                                 Timeliness Standard
                 ----                                 -------------------

Incoming Calls                                     85% answered in 20 seconds

Average Answer Speed                                       20 Seconds

Abandon Rate (hang-ups before answer)                      Under 2.5%

VRU Services                              System will be functioning 98% of the
                                          time, excluding scheduled maintenance
                                          downtime.

Telephone Service Quality and Accuracy+                        85%

+ To be measured by Company audit of accuracy of information provided to calls to the 800 number provided to shareholders and prospective investors, to be tested by random calls and based on a minimum of 20 calls per month. The Company will notify BISYS of incorrect or deficient information by identifying the name of the phone representative, the date and time of the call and the inaccurate information provided. The following information will be tested: NAV, yields, total and after-tax returns, wire instructions, expense ratios, sales loads, minimum investment amounts, most recent Prospectus date and web address of funds.

                        FULFILLMENT AND ACCOUNT SERVICES

        Item                                       Timeliness Standard
        ----                                       -------------------

Fulfillment (requests for documentation direct to 95% dispatched to fulfillment house within 1 day BISYS only)

Correspondence                    100% dispatched to shareholder within 3 days

                      CONFIRMATION AND STATEMENT PROCESSING
                      -------------------------------------
                                  (prior month)

        Item                                    Timeliness Standard
        ----                                    -------------------

Confirmations                     100% dispatched to shareholder within 3 days

Statements                        100% dispatched to shareholder within 5 days

In the event BISYS fails to meet a particular service standard item set forth above (and its failure is not in whole or in part due to circumstances beyond its control or any other circumstances under which BISYS would not be responsible under the Agreement) for any three (3) months within a consecutive six (6) month period, such failure shall be deemed a "Service Standard Deficiency."